As filed with the Securities and Exchange Commission on September 23, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

______________________

SYNTHETECH, INC.

(Exact name of Registrant as specified in its charter)

Oregon	84-0845771
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1290 Industrial Way

Albany Oregon 97322

(541) 967-6575

(Address of principal executive offices, including zip code)

SYNTHETECH, INC. 2005 EQUITY INCENTIVE PLAN

(Full title of the plan)

Gary Weber

1290 Industrial Way

Albany, Oregon 97322

(541) 967-6575

(Name, address and telephone number, including area code, of agent for service)

______________________

Copies to:

David Matheson

Perkins Coie LLP

1120 NW Couch Street

Portland, Oregon 97209

(503) 727-2000

______________________

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value, (including, any associated common stock purchase rights) under the Synthetech, Inc. 2005 Equity Incentive Plan	952,975	$0.54	$514,606.50	$60.57
(1)	Includes an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant's outstanding Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The proposed maximum offering price per share is estimated to be $0.54 based on the average of the high ($0.58) and low ($0.50) sales prices for the Common Stock on September 19, 2005 as reported for such date on the Nasdaq SmallCap Market.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

(a)            The Registrant's Annual Report for the year ended March 31, 2005 (filed on June 29, 2005), which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

(b)            The Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 (filed on August 4, 2005);

(c)            The Registrant's Current Reports on Form 8-K, filed on May 26, 2005, August 26, 2005 and September 15, 2005; and

(d)            The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A filed on November 8, 1984 under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4. DESCRIPTION OF SECURITIES

Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

We are an Oregon corporation. Section 60.047 of the Oregon Business Corporation Act authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for conduct as a director, except in certain circumstances involving breach of the director’s duty of loyalty, bad faith, intentional misconduct, knowing violations of law, illegal corporate distributions, or any transaction from which the director receives an improper personal benefit. Article VII of our articles of incorporation contains provisions implementing such limitations on a director’s liability to the registrant and its shareholders to the fullest extent permitted by Oregon law.

Sections 60.391 through 60.414 of the Oregon Business Corporation Act authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended. Article VIII of our articles of incorporation provides for indemnification of our directors, officers, employees and agents to the maximum extent not prohibited by Oregon law.

We may also indemnify our directors and officers against liability they may incur for serving in those capacities pursuant to a liability insurance policy we maintain for this purpose. In addition, we have contractually agreed to indemnify each of our directors for any liability they may incur by reason of the fact that they serve in that capacity, including liability under the Securities Act of 1933, as amended.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8. EXHIBITS

Exhibit Number	Description
5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered
23.1	Consent of KPMG LLP (Independent Registered Public Accounting Firm)
23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)
24.1	Power of Attorney (see signature page)
99.1	Synthetech, Inc. 2005 Equity Incentive Plan (1)

(1)	Incorporated by reference to the Registrant's Definitive Proxy Statement for its Annual Meeting of Shareholders held on August 11, 2005 (filed on July 7, 2005).

Item 9. UNDERTAKINGS

(a)	The undersigned Registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)               To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albany, State of Oregon, on September 23, 2005.

Synthetech, Inc.

/s/ Gary A. Weber

By:	Gary A. Weber
Vice President Finance and Administration, Chief Financial Officer, Secretary and Treasurer

POWER OF ATTORNEY

Each person whose signature appears below authorizes M. "Sreeni" Sreenivasan or Gary A. Weber, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on September 23, 2005.

Signature	Title
/s/ M. "Sreeni" Sreenivasan M. "Sreeni" Sreenivasan	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Gary A. Weber Gary A. Weber	Vice President Finance and Administration, Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer and Principal Accounting Officer)
/s/ Daniel T. Fagan Daniel T. Fagan	Chairman of the Board of Directors
/s/ Paul C. Ahrens Paul C. Ahrens	Director
/s/ Howard L. Farkas Howard L. Farkas	Director
/s/ Hans C. Noetzli Hans C. Noetzli	Director
/s/ Charles B. Williams Charles B. Williams	Director

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered
23.1	Consent of KPMG LLP (Independent Registered Public Accounting Firm)
23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)
24.1	Power of Attorney (see signature page)
99.1	Synthetech, Inc. 2005 Equity Incentive Plan (1)

(1)	Incorporated by reference to the Registrant's Definitive Proxy Statement for its Annual Meeting of Shareholders held on August 11, 2005 (filed on July 7, 2005).